Free Writing Prospectus

Filed Pursuant to Rule 433

Registration Statement No. 333-205966

Retail Securitization

Registration Statement No. 333-205966 Ford Credit Auto Receivables Two LLC (the “depositor”) Ford Credit Auto Owner Trusts (the “issuer”) This document constitutes a free writing prospectus for purposes of the Securities Act of 1933. The depositor has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the depositor has filed with the SEC for more complete information about the depositor, the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, you may request that a copy of the prospectus be sent to you by calling 1-888-603-5847. Free Writing Prospectus

Ford Credit has been originating retail installment sales contracts since 1959 and has been securitizing its retail contracts since 1988 Ford Credit has had an active publicly registered securitization program for retail contracts since 1989 and has issued asset-backed securities in more than 70 transactions under this program Ford Credit offers retail asset-backed securities through various channels: Public transactions Rule 144A transactions Other private transactions Collateral composition has trended in line with the industry and Ford Credit’s strategy – we securitize what we originate Structural elements have remained consistent over time – same structure in place for over 15 years OVERVIEW RETAIL SECURITIZATION

Financing practices have been prudent and consistent for many years, ensuring reliable support for Ford dealers and customers through all cycles The increase in origination volumes from 2011 to 2015 reflects an increase in Ford’s sales and Ford Credit’s financing share Recent changes in financing share have been driven primarily by the availability of Ford marketing programs BUSINESS UPDATE RETAIL SECURITIZATION * Retail Installment and lease share of Ford retail sales (excludes fleet sales) Source: 2016 Ford Credit 10-K, 2017 Ford Credit 10-Q Financing Share* Retail Installment and Lease Number of Receivables Originated (000) Source: 2017 Q2 Retail Quarterly Statistical Information 714 765 839 899 719 344 305 2012 2013 2014 2015 2016 2Q16 YTD 2Q17 YTD 54% 56% 63% 65% 56% 59% 54% 2012 2013 2014 2015 2016 2Q16 YTD 2Q17 YTD

PORTFOLIO CREDIT METRICS RETAIL SECURITIZATION Source: 2017 Q2 Retail Quarterly Statistical Information Net Losses as a % of the Average Portfolio Outstanding Repossessions as a % of the Average Number of Contracts Outstanding Average Net Loss on Charged-Off Contracts Weighted Average FICO® at Origination Based on year of origination 730 734 736 736 734 731 734 2012 2013 2014 2015 2016 2Q16 YTD 2Q17 YTD 0.30% 0.33% 0.33% 0.38% 0.54% 0.46% 0.56% 2012 2013 2014 2015 2016 2Q16 YTD 2Q17 YTD $2,197 $2,798 $3,292 $4,445 $6,245 $5,614 $6,294 2012 2013 2014 2015 2016 2Q16 YTD 2Q17 YTD 1.54% 1.37% 1.22% 1.12% 1.21% 1.15% 1.26% 2012 2013 2014 2015 2016 2Q16 YTD 2Q17 YTD

SECURITIZATION POOL METRICS Retail securitization Source: Prospectus Supplements for referenced FCAOT transactions * Primarily non-Ford, Lincoln and Mercury vehicles, which Ford Credit does not categorize Weighted Average FICO® New / Used Car / Light Truck / Utility Weighted Average Payment-to-Income 0% 20% 40% 60% 80% 100% Car Light Truck Utility Other* 715 720 725 730 735 740 0% 20% 40% 60% 80% 100% New Used 7.5% 7.7% 7.9% 8.1% 8.3% 8.5% 8.7% 8.9% 9.1%

SECURITIZATION POOL METRICS RETAIL SECURITIZATION Source: FCAOT 2017-B Prospectus % Subvened-APR Receivables Weighted Average Loan-to-Value (LTV) Ford marketing programs, with subvened rates as low as 0% for 72 months, have influenced the composition of the most recent pools Increased mix of contracts with original term > 60 months Increased mix of subvened APR receivables Higher LTV, reflecting higher mix of subvened APR receivables which tend to have a higher original amount financed Commentary % of Contracts > 60 Month Original Term 80% 85% 90% 95% 100% 35% 40% 45% 50% 55% 60% 65% 70% 0% 20% 40% 60% 80% 100%

Credit enhancements in our retail securitization programs include: Subordination of junior notes Cash reserve Excess spread (used to build target overcollateralization) Senior / subordinate, sequential pay structure STRUCTURE OVERVIEW RETAIL SECURITIZATION Class A Notes ("AAA") 95.00% Class B Notes ("AA") 3.00% Class C Notes ("A") 2.00% Reserve Account ~0.50% Excess Spread (per annum) Initial Overcollateralization ~0.00% Total Class A Hard CE ~5.5% % of Initial Securitization Value Target OC = Sum of: 1. YSOC 2. 2.0% of initial adjusted pool balance 3. 1.5% of current pool balance less reserve FCAOT 2017-B ~3.49%

RETAIL SECURITIZATION

STRUCTURE OVERVIEW



FCAOT 2017-B
% of Initial Securitization Value
Class A Notes ("AAA")
95.00%
Class B Notes ("AA")
3.00%
Class C Notes ("A")
2.00%
Reserve Account
~0.50%
Excess Spread (per annum)
~3.49%
Initial Overcollateralization
~0.00%
Total Class A Hard CE
~5.5%

- Credit enhancements in our retail securitization programs include:
  - Subordination of junior notes
  - Cash reserve
  - Excess spread (used to build target overcollateralization)
- Senior / subordinate, sequential pay structure

Target OC = Sum of:

1. YSOC

2. 2.0% of initial adjusted pool balance

3. 1.5% of current pool balance less reserve

8

Retail securitization Over 10 Years Of Consistent Performance Through Multiple Cycles U.S. RETAIL POOL PERFORMANCE: CUMULATIVE NET LOSSES 0.0% 0.5% 1.0% 1.5% 2.0% 2.5% 1 3 5 7 9 11 13 15 17 19 21 23 25 27 29 31 33 35 37 39 41 43 45 47 49 51 53 55 57 59 Loss Ratio Months Since Settlement 03-A 03-B 04-A 05-A 05-B 05-C 06-A 06-B 06-C 07-A 07-B 08-A 08-B 08-C 09-A 09-B 09-C 09-D 09-E 10-A 10-B 11-A 11-B 12-A 12-B 12-C 12-D 13-A 13-B 13-C 13-D 14-A 14-B 14-C 15-A 15-B 15-C 16-A 16-B 16-C 17-A 17-B

Retail securitization U.S. RETAIL POOL PERFORMANCE: CUMULATIVE NET LOSSES Illustration: Approximate Class A Break-Even Cumulative Net Loss for 2017-B* Source: S&P 2017-B Pre-Sale 0.0% 2.0% 4.0% 6.0% 8.0% 10.0% 12.0% 1 3 5 7 9 11 13 15 17 19 21 23 25 27 29 31 33 35 37 39 41 43 45 47 49 51 53 55 57 59 Loss Ratio Months Since Settlement 03-A 03-B 04-A 05-A 05-B 05-C 06-A 06-B 06-C 07-A 07-B 08-A 08-B 08-C 09-A 09-B 09-C 09-D 09-E 10-A 10-B 11-A 11-B 12-A 12-B 12-C 12-D 13-A 13-B 13-C 13-D 14-A 14-B 14-C 15-A 15-B 15-C 16-A 16-B 16-C 17-A 17-B

Origination and servicing strategies

Ford credit strategy Ford Credit Maintains A Relentless Focus On Business Fundamentals SERVICE ORIGINATE Support Ford and Lincoln sales Strong dealer relationships Full spread of business Consistent underwriting Robust credit evaluation and verification Efficient use of capital High customer and dealer satisfaction World-class servicing Collections within portfolio loss expectations Cost efficiency Strong liquidity Diverse sources and channels Cost effective Credit availability through economic cycles FUND

BUY IT RIGHT Originate ORIGINATIONS Strategy Support Ford and Lincoln sales Strong dealer relationships Full spread of business Consistent underwriting Robust credit evaluation and verification Efficient use of capital ORIGINATE

Ford Credit’s origination process is judgment-based, using well-established purchase guidelines and control processes – not governed by strict limits Ford Credit’s origination process is supported by a proprietary system Analyzes a number of factors for each credit application Produces a proprietary risk score that is updated in real time throughout the evaluation process as inputs change Credit application process Dealers submit credit applications and proposed financing terms electronically to Ford Credit Ford Credit obtains a credit report for the applicant and any co-applicant Ford Credit uses its proprietary origination system to complete compliance and other checks, including fraud alerts, ID variation, or to identify if the applicant is a current or former customer Ford Credit’s origination process is supported by a proprietary scoring model and electronic decisioning Ford Credit communicates credit decisions electronically to dealers ORIGINATION process Originations Strategy

Ford Credit classifies credit applications to determine which origination scoring model will be used. Classifications are: Applicant type (individual, business entity) Credit profile (high FICO®, low FICO®) Vehicle type (new vehicle, used vehicle) Ford Credit's proprietary origination scoring models assess the creditworthiness of the applicant using the information in the credit application, information in the credit bureau report and other information: Financing product (retail, lease) Contract characteristics (loan-to-value, lease-to-value, term, payment) Other factors (payment-to-income, employment history, capacity to pay, financial stability) Output of the origination scoring models is a proprietary risk score referred to as Probability of Payment The origination scoring models build on the predictive power of credit bureau, credit application data and contract characteristics Updated in real time throughout the evaluation process as inputs change ORIGINATION SCORING MODELS Originations Strategy

Origination scoring models are developed internally by Ford Credit’s analytics team using statistical analysis of the contract characteristics and performance of Ford Credit’s retail and lease portfolio database and other external automotive-specific data to identify key variables that predict an applicant’s probability of fully paying the amount due under the contract Ford Credit regularly reviews it’s origination scoring models to confirm the business significance and statistical predictability of the variables Origination scoring model performance review Scorecard Cycle Plan Committee review Ford Credit develops new origination scoring models on a regular cycle plan Ford Credit may make adjustments to improve the performance of the origination scoring models between development cycles to react quickly to portfolio performance shifts and macroeconomic conditions. Adjustments may include: Uniformly changing the overall credit risk scores Modifying the weighting of selected variables Launch dates for most recent redeveloped origination scoring models: SCORING MODELS DEVELOPMENT AND MAINTENANCE Originations Strategy Scoring Models U.S. Canada Consumer December 2013 May 2016 Commercial April 2015 April 2015 Commercial Line of Credit May 2017 Not Applicable

PURCHASING GUIDELINES AND CONTROL PROCESSES These Capabilities Enable Early Detection Of Portfolio Performance Originations Strategy Ford Credit establishes purchasing standards and procedures to support consistent credit and purchase decisions Portfolio Level – Purchase quality guidelines sets portfolio targets for the purchase of lower and marginal quality contracts and to manage the overall quality of the portfolio Credit Application Level – Risk factor guidelines provide a framework for credit application evaluation criteria for specific attributes of an application including affordability measures like PTI and debt-to-income ratios, FICO® score and contract term For less creditworthy applicants, or if there is a discrepancy in the information provided by the applicant, the credit analyst may verify the identity, employment, income, residency and other applicant information using Ford Credit's established procedures before the decision is made Ford Credit reviews credit analysts decisions regularly to ensure they are consistent with origination standards and credit approval authority Quarterly risk management portfolio performance analysis is performed

OPERATE / COLLECT EFFICIENTLY Operate / Collect Efficiently servicing Strategy High customer and dealer satisfaction World-class servicing Collections within portfolio loss expectations Cost efficiency SERVICE

Ford Credit uses proprietary behavioral scoring models to assess the probability of payment default for each receivable on its payment due date These models assess the risk of a customer defaulting using a number of variables including origination characteristics, customer account history, payment patterns, expected loss or severity and periodically updated credit bureau information* Output of the behavioral scoring models is a proprietary risk rating referred to as Probability of Default (POD) Contracts are scored monthly on their due date to get an updated POD Before a behavioral scoring model is applied, Ford Credit classifies each customer account to determine which model is used. Classifications include: Financing product (retail, lease) Customer (individual, business entity) Delinquency level (current, due date delinquent, 30 days past due) BEHAVIORAL SCORING MODELS Servicing Strategy * Updated credit bureau data is obtained for U.S. accounts only

Behavioral scoring models are developed internally by Ford Credit’s analytics team using statistical analysis of the contract characteristics and performance of Ford Credit’s retail and lease portfolio and other external automotive-specific data to identify key variables that predict a customer’s probability of default in the near term Ford Credit regularly reviews the behavioral scoring models to confirm the continued business significance and statistical predictability of the variables Behavioral scoring model performance review Scorecard Cycle Plan Committee review Ford Credit develops new behavioral scoring models on a regular cycle plan Ford Credit may make adjustments to improve the performance of the behavioral scoring models between development cycles by uniformly changing the overall scores or modifying the weighting of selected variables Launch dates for most recent redeveloped behavioral scoring models: Scoring models DEVELOPMENT AND MAINTENANCE Servicing Strategy Scoring Models U.S. Canada Consumer September 2013 October 2015 Commercial February 2016 February 2016

RISK SEGMENTATION Assigns Past Due Customer Accounts To The Right Collection Work Queue At The Right Time Servicing Strategy Segmentation allows the matching of the account risk with the appropriate collection strategy and assignment to the right collection work queue at the right time POD is the primary driver in determining risk segmentation, based on proprietary behavioral scoring models Segmentation establishes: HIGH RISK LOW RISK ASSIGNMENT TIMING FOLLOW-UP INTENSITY MOVE TO LATE-STAGE COLLECTIONS LATER LOWER LATER EARLIER HIGHER EARLIER

Retail Securitization appendix

Ford Credit’s U.S. retail auto receivables are ideally suited for securitization Consistent origination and servicing practices Consistent collateral composition Consistent loss performance Months Weighted Average FICO® – 42 US Public Retail Transactions From 2003 to Present Historical Cumulative Net Loss Ratio – 42 Transactions From 2003 To Present ford credit’s u.s. retail AUTO receivables Retail appendix 0.0% 0.5% 1.0% 1.5% 2.0% 2.5% 1 5 9 13 17 21 25 29 33 37 41 45 49 53 57 660 680 700 720 740 2003-A 2003-B 2004-A 2005-A 2005-B 2005-C 2006-A 2006-B 2006-C 2007-A 2007-B 2008-A 2008-B 2008-C 2009-A 2009-B 2009-C 2009-D 2009-E 2010-A 2010-B 2011-A 2011-B 2012-A 2012-B 2012-C 2012-D 2013-A 2013-B 2013-C 2013-D 2014-A 2014-B 2014-C 2015-A 2015-B 2015-C 2016-A 2016-B 2016-C 2017-A 2017-B

Retail securitization collateral characteristics are consistent across Ford Credit’s recent U.S. public retail ABS transactions COLLATERAL POOL COMPARISON Retail appendix Characteristic FORDO 2017-B FORDO 2017-A FORDO 2016-C FORDO 2016-B WA FICO Score 734 736 736 732 Loan to value (LTV) 98.56% 98.16% 98.30% 97.73% Payment-to-income (PTI) 8.67% 8.64% 8.65% 8.66% Commercial Use 20.05% 19.54% 18.63% 19.82% % Original Term > 60m 56.98% 55.08% 54.51% 54.15% Initial Pool Balance $1.4bn $1.7bn $1.4bn $1.4bn Number of Receivables 55,385 66,537 55,788 56,550 Average Principal Balance $25,465 $25,821 $25,633 $25,166 WA APR 2.71% 2.61% 2.64% 3.08% Subvened-APR Receivables 66.54% 66.33% 66.66% 59.84% WA Original Term 65.2 months 64.9 months 64.9 months 64.6 months WA Remaining Term 55.9 months 56.5 months 57.2 months 56.8 months WA Seasoning 9.3 months 8.5 months 7.8 months 7.8 months % New 89.69% 90.68% 89.84% 88.61% % Car 22.10% 22.71% 23.25% 24.07% % Light Truck 44.17% 43.68% 42.10% 43.75% % Utility 33.73% 33.61% 34.06% 31.45% % Others 0.00% 0.00% 0.59% 0.73% Top 3 States 15.22% - Texas 15.20% - Texas 14.97% - Texas 14.96% - Texas 10.91% - California 9.64% - California 9.80% - California 9.50% - California 7.86% - Florida 7.57% - Florida 6.98% - Florida 6.89% - Florida

Total Ford Credit Retail Receivables Portfolio Net Losses as % of Average Portfolio Outstanding* * Portfolio net losses: Net losses of the portfolio as a percentage of average portfolio outstanding (see Sponsor and Servicer – Delinquency, Repossession and Credit Loss Information section of the Offering Memorandum) NET LOSSES TO RECEIVABLES RATIO Retail appendix 1.5% 0.9% 0.7% 0.8% 1.5% 1.5% 0.7% 0.5% 0.3% 0.3% 0.3% 0.4% 0.5% 2004 2005 2006 2007 2008 2009 2010 2011 2012 2013 2014 2015 2016

Yield Supplement Discount Rate 6.00% 2017-B CREDIT EnHANCEMENT LEVELS 9.50% 9.50% 9.50% 5.54% 4.13% 4.80% 7.75% 3.49% 0% 10% 20% Annual Excess Spread Including Yield Supplement Initial Hard Credit Enhancement (Subordination + Reserve Account) as a % of Adjusted Pool Balance 14.30% 17.25% 9.03% 13.63%